Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces $37.2 Million Offering

April 12, 2007 Seattle— Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that it has entered into agreements to sell approximately $37.2 million of its 3% Convertible Preferred Stock and warrants in a registered offering to several institutional investors, including existing securities holders. CTI will sell Series B convertible preferred stock and warrants to investors at the negotiated price of $1,000 per share of Series B convertible preferred stock. The Preferred Stock will be convertible into shares of common stock beginning on April 16, 2007, at a conversion price of $1.6825 per share ($6.73 per share following the one-for-four reverse stock split effective on April 15). Purchasers will also receive warrants to purchase common stock in an amount equal to 50% of their total investment amount divided by $1.6825 ($6.73 post-split), which warrants will have an exercise price of $1.62 per share ($6.48 post-split), which is equal to the closing bid price of the Company’s common stock as reported on the Nasdaq Global Market on April 10, 2007. The warrants will not be exercisable until six months following the closing.

The offering is expected to close on April 16, 2007, subject to certain closing conditions.

Rodman & Renshaw, LLC acted as the exclusive placement agent for the offering.

A shelf registration statement relating to the preferred stock and warrants to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our Convertible Preferred Stock or warrants. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

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Page 2 of 2	CTI Announces $37.2 Million Offering

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the above described transaction will not close as a result of the failure to meet closing conditions, investors may breach or withdraw their commitment, and until closed there is no assurance that it will close or what the total amount may be, and other risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by Italian law, CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Susan Callahan

T: 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

www.cticseattle.com/media.htm

Investors Contact:

Cell Therapeutics, Inc.

Leah Grant

T: 206.282.7100

F: 206.272.4434

E: invest@ctiseattle.com

www.cticseattle.com/investors.htm

www.cticseattle.com